Exhibit 99.1

NEWS RELEASE

COMERICA ANNOUNCES NEW ROLES, RESPONSIBILITIES FOR

JOSEPH J. BUTTIGIEG III, DALE E. GREENE

AND JOHN M. KILLIAN

Buttigieg to Become Senior Executive-Special Projects

Greene Named Executive Vice President-Business Bank

Killian Named Chief Credit Officer

New Roles Effective February 1, 2010

DALLAS/January 27, 2010 — Comerica Incorporated (NYSE: CMA) today announced new roles and responsibilities for Joseph J. Buttigieg III, Dale E. Greene and John M. Killian, effective February 1, 2010.  The announcement was made by Ralph W. Babb Jr., chairman and chief executive officer.

Buttigieg, Vice Chairman of Comerica Incorporated and Comerica Bank, has elected to take a new role at Comerica, that of Senior Executive-Special Projects, reporting to Babb.  In this new position, Buttigieg will support Comerica’s business development and customer initiatives, as well as other projects.  Buttigieg has also chosen to retire from the Board of Directors of Comerica Incorporated and Comerica Bank, as well as the company’s Management Policy Committee.  It is expected that he will serve in the role of Senior Executive-Special Projects throughout 2010, beyond his previously scheduled June 30, 2010, retirement date at age 65.

Buttigieg, 64, joined Manufacturers National Bank — a Comerica 1992 merger partner — in 1971. He held a number of positions of increasing responsibility before being named Vice Chairman in 1999.

Greene will succeed Buttigieg as head of the Business Bank, assuming the title of Executive Vice President-Business Bank, reporting to Babb.  He will remain on Comerica’s Management Policy Committee. Greene has served as Executive Vice President and Chief Credit Officer since December 2002.  He joined Comerica in 1978.

Killian will assume the role of Executive Vice President and Chief Credit Officer, reporting to Babb.  He will join Comerica’s Management Policy Committee.  Killian, 57, has served as Executive Vice President of Credit Policy since October 2002.  He joined Comerica in 1974.

Comerica Incorporated is a financial services company headquartered in Dallas, Texas, and strategically aligned by three business segments: The Business Bank, The Retail Bank, and Wealth & Institutional Management. Comerica focuses on relationships, and helping people and businesses be successful. In addition to Texas, Comerica Bank locations can be found in Arizona, California, Florida and Michigan, with select businesses operating in several other states, as well as in Canada and Mexico. Comerica reported total assets of $59.3 billion at December 31, 2009. To receive e-mail alerts of breaking Comerica news, go to http://www.comerica.com/newsalerts.

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Media Contacts:	Investor Contacts:
Wendy Walker	Darlene Persons
(214) 462-6669	(214) 462-6831

Wayne Mielke	Walter Galloway
(214) 462-4463	(214) 462-6834